Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-130377) pertaining to the IntercontinentalExchange, Inc. 2000 Stock Option Plan, the IntercontinentalExchange, Inc. 2003 Restricted Stock Plan for Outside Directors, the IntercontinentalExchange, Inc. 2004 Restricted Stock Plan and the IntercontinentalExchange, Inc. 2005 Equity Incentive Plan, of our reports dated February 22, 2007, with respect to the consolidated financial statements and schedule of IntercontinentalExchange, Inc., IntercontinentalExchange, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of IntercontinentalExchange, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 22, 2007